Exhibit 99.1

Schwazze Announces Fourth Quarter and Full Year 2020 Financial Results

Revenue Increases 94% in 2020 Year over Year to $24 million Including Significant Contribution from Mesa Organics Ltd. Acquired Last April

Generating Positive Cash Flow to Date for Operating Companies in 2021; Provides Annual Guidance for 2021 Excluding Potential Future Acquisitions

Sets Goal to Double Proforma Revenue over the Next Twelve Months through Accretive Acquisitions and Internal Growth

Conference Call and Webcast Scheduled for Today at 4:30 p.m. ET

DENVER, CO – March 30, 2021 /Business Wire/ --Cannabis growth operator, Schwazze, (OTCQX: SHWZ) ("Schwazze " or “the Company"), today announced financial results for its fourth quarter and full year ended December 31, 2020. The Company also issued annual revenue and adjusted EBITDA guidance for 2021 that excludes any unannounced acquisitions and set a goal to double proforma revenue over the twelve months through accretive acquisitions and internal growth.

“Completing our Star Buds acquisition marks a significant leap forward for Schwazze that we believe positions us as the number one cannabis company by revenue in Colorado and one of the most profitable cannabis companies in the U.S.,” said Justin Dye, Chairman and CEO. “We are currently integrating the 13 Star Buds dispensary locations into our data-driven operating system to create operational and financial synergies and expect to complete the process by mid-June. We have already launched a budtenders’ training program to enhance customer satisfaction and are now working on standardizing and improving the merchandising mix and store layout, implementing a new POS system to track product-specific sales data, updating the pricing strategy, and installing interactive digital consumer engagement tools. We are confident that these measures will improve the customer experience and result in revenue and gross margin expansion across our current dispensary footprint.”

Dye continued, “We have a robust pipeline of acquisition targets across cultivation, manufacturing, and retail that fit our criteria. New transactions will be announced upon completion of definitive agreements. Our view is that Colorado is a fundamentally attractive market that is poised for consolidation and our goal is to double Schwazze’s proforma revenue over the next twelve months through accretive acquisitions and internal growth. We look forward to sharing our progress as we create the next era of cannabis that lowers the barrier of acceptance for mainstream America and accelerates innovation in health, happiness and quality of life for consumers.”

Business Update

•	On March 3, 2021, the Company announced that it had completed its acquisition of all 13 Star Buds dispensaries in Colorado by closing on the asset purchase of the five Star Buds that it had not already previously acquired. This follows the asset purchase of six Star Buds on December 17 and 18, 2020 and the asset purchase of two Star Buds on February 4, 2021.
o	Star Buds is one of the most recognized and successful retail cannabis operators in the United States based on revenue-per-location and profit. Upon completing this transaction, the Company has become one the first publicly traded companies with full seed to sale operations in Colorado consisting of 17 dispensaries, manufacturing, and cultivation.
o	Total consideration was approximately $118 million, consisting of $44.25 million in cash, $44.25 million in sellers’ notes, and $29.5 million in Series A Preferred Stock (at a price of $1,000 per share).
o	Together with Schwazze and the proforma revenue for 2020 Mesa Organics Ltd, acquired by Schwazze in April 2020, total 2020 proforma revenue is estimated to be approximately $100 million on a combined basis. The 13 Star Buds generated total revenue in 2020 of approximately $75 million.
•	From December 2020 to March 2021, the Company raised a total of $72.76 million in financing split between a private placement offering of $57.76 million and debt financing of $15 million. The first $10 million of the debt financing was funded immediately while the remaining $5 million will be funded as part of the closing of an identified acquisition.
•	On March 15, 2020, the Company announced that Jeff Cozad and Salim Wahdan have been appointed to the Schwazze Board of Directors.

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o	Mr. Cozad is the co-founder of CRW Cann Holdings, LLC – a special purpose vehicle created to support Schwazze’s vision of becoming the leading vertically integrated player in the Colorado cannabis market. He is also the Managing Partner of his family office, Cozad Investments, LP, which has completed more than 20 investments across a disparate set of industries over the past 13 years.
o	Mr. Wahdan has close to two decades of entrepreneurial experience owning and operating retail businesses. Most recently, he was a partner and operator of Star Buds in Adams, Louisville, and Westminster, several of the Star Buds’ branded dispensaries the Company purchased between December 2020 and March 2021. Mr. Wahdan was instrumental in the early growth of the Star Buds franchise. Previous to his time in the cannabis industry, Mr. Wahdan owned and operated various retail concepts in Colorado.

Fourth Quarter 2020 Financial Results

Total revenue was $7.9 million during the three months ended December 31, 2020, an increase of approximately 139% as compared to $3.3 million during the same period in 2019. Compared to the year-ago period, product sales increased to $7.8 million from $2.2 million while consulting and licensing fees decreased to $0.1 million from $1.1 million. The increase in product sales can largely be attributed to the revenue associated with the acquisition of Mesa Organics in April 2020.

Cost of services were $7.3 million during the three months ended December 31, 2020 as compared to $2.1 million during the same period in 2019. This increase was due to increased sales of product.

Gross profit was $0.6 million during the three months ended December 31, 2020 as compared to $1.2 million during the same period in 2019. Gross profit margin increased as a percentage of revenue mostly driven by the strength of the Mesa Organics acquisition.

Operating expenses were $9.4 million during the three months ended December 31, 2020 as compared to $6.7 million during the same period in 2019. This increase was due to increased selling, general and administrative expenses, professional service fees, salaries, benefits and related employment costs and non-cash, stock-based compensation.

Net loss was $8.5 million during the three months ended December 31, 2020, or a loss of approximately $0.21 per share on a basic weighted average, as compared to net loss of $3.4 million, or a loss of approximately $0.10 per share on a basic weighted average during the three months ended December 31, 2019.

Full Year 2020 Financial Results

Total revenue was $24.0 million during the twelve months ended December 31, 2020, an increase of approximately 94% as compared to $12.4 million during the same period in 2019. Compared to the year-ago period, product sales increased to $22.5 million from $7.8 million while consulting and licensing fees declined to $1.5 million from $4.6 million, the latter which included $1.8 million awarded in litigation (which the Company views as non-recurring).

Cost of services were $17.2 million during the twelve months ended December 31, 2020 as compared to $7.6 million during the same period in 2019. This increase was due primarily to increased sale of products and includes a $1.4 million inventory purchase price valuation adjustment.

Gross profit was $6.8 million during the twelve months ended December 31, 2020 as compared to $4.8 million during the same period in 2019. Gross profit declined as percentage of revenue due to the product mix increase in 2020, a one-time inventory purchase price valuation adjustment and the one-time litigation revenue in 2019.

Operating expenses were $29.7 million during the twelve months ended December 31, 2020 as compared to $21.9 million during the same time period in 2019. This increase was due to increased selling, general and administrative expenses, professional service fees, salaries, benefits and related employment costs and non-cash, stock-based compensation.

Net loss was $19.4 million for the year-ended December 31, 2020, or a loss of approximately $0.47 per share on a basic weighted average, as compared to net loss of $17.0 million, or $0.50 per share on a basic weighted average, for the year ended December 31, 2019.

The Company's had $1.2 million classified as cash and cash equivalents at December 31, 2020.

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2021 Guidance

The Company is providing the following outlook for 2021 that excludes any unannounced acquisitions:

•	Total projected revenue of approximately $105 million to $125 million; and
•	Projected adjusted EBITDA, a non-GAAP measure, of approximately $28 million to $36 million.

So far in 2021, the Company is generating positive cash flow. The Company is optimistic regarding the full year based upon results to date, the integration of Star Buds acquisitions which is proceeding well, and the expectation of synergies between operating companies. However, there are also a number of challenges from external factors that may have an unknown impact on the overall business, such as Covid-19, government stimulus, and legislation.

Adjusted EBITDA represents income (loss) from operations, as reported, before interest and tax, adjusted to exclude non-recurring items, other non-cash items, including stock-based compensation expense, depreciation and amortization, and further adjusted to remove acquisition related costs, and other one-time expenses, such as severance. The company uses adjusted EBITDA as it believes it better explains the results of our core business. The Company has not reconciled guidance for adjusted EBITDA to the corresponding GAAP financial measure because it cannot provide guidance for the various reconciling items. The Company is unable to provide guidance for these reconciling items because it cannot determine their probable significance, as certain items are outside of its control and cannot be reasonably predicted. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call and Webcast

Investors interested in participating in the conference call can dial 201-389-0879 or listen to the webcast from the Company's “Investors” website at https://ir.schwazze.com. The webcast will later be archived as well.

Following their prepared remarks, Chief Executive Officer Justin Dye and Chief Financial Officer Nancy Huber will also answer investor questions. Investors may submit questions in advance or during the conference call itself through the weblink: http://public.viavid.com/index.php?id=143945. This weblink has also been posted to the Company’s “Investors” website.

About Schwazze

Schwazze (OTCQX: SHWZ) is focused on building the premier vertically integrated cannabis company in Colorado. The company's leadership team has deep expertise in mainstream CPG, retail, and product development at Fortune 500 companies as well as in the cannabis sector. The organization has a high-performance culture and a focus on analytical decision making, supported by data. Customer-centric thinking inspires Schwazze’s strategy and provides the foundation for the Company’s operational playbooks.

Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words “believes,” "may," "will," "plans," "expects," "anticipates," "projects,", “estimates”, "predicts,", “position”, “goal”, “continue”, or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; (v) difficulties in securing regulatory approval to market our products and product candidates; (v) actual shareholder returns, (vii) our ability to successfully close on the second $5 million tranche under the term loan described above, (viii) our ability to successfully execute our growth strategy in Colorado and outside the state, (ix) our ability to identify and consummate future acquisitions that meet our criteria, (x) our ability to successfully integrate acquired businesses and realize synergies therefrom, (xi) the ongoing COVID-19 pandemic, and (xii) the uncertainty in the application of federal, state and local laws to our business, and any changes in such laws. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

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Investors

Raphael Gross, ICR

ir@schwazze.com

203-682-8253

Media

Julie Suntrup, Schwazze

Vice President | Marketing & Merchandising

julie.suntrup@schwazze.com

303-371-0387

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MEDICINE MAN TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

Expressed in U.S. Dollars

	December 31, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$1,231,235	$11,853,627
Accounts receivable, net of allowance for doubtful accounts	1,270,380	313,317
Accounts receivable – related party	80,494	72,658
Inventory	2,619,145	684,940
Notes receivable - related party	181,911	767,695
Prepaid expenses	614,200	529,416
Prepaid acquisition costs	–	1,347,462
Total current assets	5,997,365	15,569,115

Non-current assets
Fixed assets, net of accumulated depreciation of $872,579 and $159,354, respectively	2,584,798	239,078
Goodwill	53,046,729	12,304,306
Intangible assets, net of accumulated amortization of $200,456 and $19,811, respectively	3,082,044	75,289
Marketable securities, net of unrealized loss of $129,992 and $1,792,569, respectively	276,782	406,774
Accounts receivable – litigation	3,063,968	3,063,968
Deferred tax assets, net	–	268,423
Notes receivable – noncurrent, net	–	241,711
Other non-current assets	51,879	–
Operating lease right of use assets	2,579,036	59,943
Total non-current assets	64,685,236	16,659,492

Total assets	$70,682,601	$32,228,607

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$3,508,479	$699,961
Accounts payable - related party	48,982	15,372
Accrued expenses	2,705,445	1,091,204
Derivative liabilities	1,047,481	3,773,382
Deferred revenue	50,000	–
Notes payable – related party	5,000,000	–
Income taxes payable	–	1,940
Total current liabilities	12,360,386	5,581,859

Long-term liabilities

Long term debt	13,901,759	–
Lease liabilities	2,645,597	66,803
Total long-term liabilities	16,547,356	66,803

Total liabilities	28,907,742	5,648,662

Commitments and contingencies (Note 11)	–	–

Shareholders’ equity
Preferred stock $0.001 par value. 10,000,000 authorized, 19,716 shares issued and outstanding December 31, 2020 and zero shares issued and outstanding at December 31, 2019, respectively.	20	–
Common stock $0.001 par value. 250,000,000 authorized, 42,601,773 shares issued and 42,169,041 outstanding at December 31, 2020 and 39,952,626 shares issued and 39,694,894 outstanding at December 31, 2019, respectively.	42,602	39,953
Additional paid-in capital	85,357,835	50,356,469
Accumulated deficit	(42,293,098)	(22,816,477)
Common stock held in treasury, at cost, 432,732 shares held at December 31, 2020 and 257,732 shares held at 2019, respectively	(1,332,500)	(1,000,000)
Total shareholders' equity	41,774,859	26,579,945

Total liabilities and stockholders’ equity	$70,682,601	$32,228,607

See accompanying notes to the financial statements that can be found within the SEC Form on 10-K that will be filed on March 31, 2021.

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MEDICINE MAN TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE (LOSS) AND INCOME

For the Years Ended December 31, 2020 and 2019

Expressed in U.S. Dollars

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating revenues
Product sales, net	$7,079,034	$1,890,456	$21,371,408	$6,468,230
Product sales - related party, net	685,468	292,877	1,170,398	1,351,578
Litigation revenue	–	–	–	1,782,457
Licensing and consulting fees	158,191	1,110,363	1,425,778	2,767,649
Other operating revenues	20,322	7,095	33,268	31,041
Total operating revenues	7,943,015	3,300,791	24,000,852	12,400,955
Cost of goods and services
Cost of goods and services	7,322,355	2,144,852	17,226,486	7,616,221
Total cost of goods and services	7,322,355	2,144,852	17,226,486	7,616,221
Gross profit	620,660	1,155,939	6,774,366	4,784,734
Operating expenses
Selling, general and administrative expenses	1,469,512	1,168,615	4,523,603	2,261,317
Professional services	3,155,114	(244,895)	8,545,300	3,357,877
Salaries, benefits, and related expenses	2,404,407	1,704,545	8,377,889	3,567,535
Stock-based compensation	2,414,705	4,113,087	8,230,513	7,279,363
Derivative expense - contingent compensation	–	–	–	5,400,559
Total operating expenses	9,443,738	6,741,352	29,677,305	21,866,651
(Loss) Income from operations	(8,823,078)	(5,585,413)	(22,902,939)	(17,081,917)
Other income (expense)
Bad debt expense	–	(151,169)	–	(151,169)
Gain on forfeiture of contingent consideration	–	–	1,462,636	–
Unrealized gain on derivative liabilities	(264,586)	2,079,267	1,263,264	1,627,177
Unrealized loss on marketable securities	(250,793)	(334,532)	(129,992)	(1,792,569)
Other income (expense)	(88,186)	–	32,621	–
Interest (expense) income, net	–	(4,380)	(41,460)	(160,195)
Total other expense	(603,565)	1,589,186	2,587,069	(476,756)
(Loss) income before income taxes	(9,426,643)	(3,996,227)	(20,315,870)	(17,558,673)
Provision for income tax (benefit) expense	(899,109)	(582,931)	(899,109)	(582,931)
Net (loss) income	$(8,527,534)	$(3,413,296)	$(19,416,761)	$(16,975,742)

Basic (loss) earnings per common share	$(0.21)	$(0.10)	$(0.47)	$(0.50)
Diluted (loss) earnings per common share	$(0.21)	$(0.10)	$(0.47)	$(0.50)

Weighted-average number of common shares outstanding:
Basic	41,217,026	33,740,557	41,217,026	33,740,557
Diluted	41,217,026	33,740,557	41,217,026	33,740,557

Comprehensive (loss) income	$(8,527,534)	$(3,413,296)	$(19,416,761)	$(16,975,742)

See accompanying notes to the financial statements that can be found within the SEC Form on 10-K that will be filed on March 31, 2021.

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MEDICINE MAN TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2020 and 2019

Expressed in U.S. Dollars

	Year Ended December 31,	Year Ended December 31,
	2020	2019
Cash flows from operating activities of continuing operations:
Net (loss) income	$(19,416,761)	$(16,975,742)
Adjustments to reconcile net (loss) income to cash used in operating activities:
Depreciation and amortization	476,592	61,708
Deferred taxes	268,423	(268,423)
Derivative expense	–	5,400,559
Unrealized gain on derivative liabilities	(2,725,901)	(1,627,176)
Unrealized loss on marketable securities	129,992	1,792,569
Stock-based compensation	8,230,513	7,184,363
Other	–	151,169
Changes in operating assets and liabilities:
Accounts receivable	874,616	(3,361,194)
Inventory	781,512	(195,701)
Prepaid expenses	(84,784)	(383,592)
Other assets	(51,879)	–
Operating leases right of use assets and liabilities	59,701	6,860
Accounts payable and accrued liabilities	1,610,226	1,241,626
Deferred revenue	50,000	–
Income taxes payable	(1,940)	(580,991)
Net cash used in operating activities	(9,799,690)	(7,553,965)

Cash flows from investing activities:
Acquisitions, net of cash acquired	(33,278,462)	–
Repayment (issuance) of notes receivable	827,495	(916,518)
Purchase of fixed assets	(768,173)	(200,238)
Net cash used in investing activities	(33,219,140)	(1,116,756)

Cash flows from financing activities:
Proceeds from issuance of stock, net of issuance costs and returns	12,625,312	19,600,000
Proceeds from issuance of notes payable, net	5,000,000	–
Proceeds from issuance of long term debt, net	13,901,759	–
Proceeds from exercise of common stock purchase warrants, net of issuance costs	374,810	602,560
Net cash provided by financing activities	31,901,882	20,202,560

Net increase in cash and cash equivalents	(11,116,948)	11,531,839
Cash and cash equivalents at beginning of period	12,348,183	321,788
Cash and cash equivalents at end of period	$1,231,235	$11,853,627

Supplemental disclosure of cash flow information:
Cash paid for interest	$41,565	$192,107
Cash paid for income taxes	$–	$268,423

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued in connection with long term service contracts	$–	$95,000
Return of common stock	$332,500	$1,000,000

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